As filed with the Securities and Exchange Commission on February 26, 1999
                                                        REGISTRATION NO. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 _____________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 _____________
                       ANNALY MORTGAGE MANAGEMENT, INC.
            (Exact name of Registrant as Specified in its Charter)

   MARYLAND                                                      22-3479661
(State or other                                                 (IRS Employer
                            __________________________
Jurisdiction of                                                 Identification
Incorporation or                                                    Number)
Organization)
                         12 East 41st Street, Suite 700
                           New York, New York  10017
                                 (212) 696-0100
              (Address, including Zip Code, and Telephone Number,
       including Area Code, of Registrant's Principal Executive Offices)
                                 _____________

                              MICHAEL A.J. FARRELL
               Chairman of the Board and Chief Executive Officer
                        Annaly Mortgage Management, Inc.
                         12 East 41st Street, Suite 700
                           New York, New York  10017
                                 (212) 696-0100
           (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)
                                 _____________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                   PROPOSED MAXIMUM      PROPOSED MAXIMUM
                                    AMOUNT TO BE    AGGREGATE PRICE     AGGREGATE OFFERING       AMOUNT OF
 TITLE OF SHARES TO BE REGISTERED    REGISTERED       PER UNIT(1)            PRICE(1)         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01 per share..........  2,000,000          $9.281              $18,562,500             $5,160
=================================================================================================================

(1) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee, on the basis of the average of the high and low sales prices of the Common Stock reported in the consolidated reporting system on February 22, 1999.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE HAVE FILED A REGISTRATION STATEMENT RELATING TO THESE SECURITIES WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED FEBRUARY 26, 1999

PROSPECTUS


                       ANNALY MORTGAGE MANAGEMENT, INC.

                     COMMON STOCK, PAR VALUE $.01 PER SHARE

                            ________________________


               1999 DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN


     Annaly Mortgage Management, Inc. ("Annaly" or the "Company") has established the 1999 Dividend Reinvestment and Share Purchase Plan (the "Plan"). The Plan is designed to provide current holders of the Company's common stock, par value $.01 per share ("Common Stock"), and other interested investors with a convenient and economical method to invest funds and reinvest dividends in shares of Annaly Common Stock. The Plan will be administered by The Chase Manhattan Bank, or any successor bank or trust company as may from time to time be designated by the Company (the "Agent"). Certain of the administrative support to the Agent may be performed by ChaseMellon Shareholder Services, LLC, a registered transfer agent.

     The Plan provides holders of record of Annaly Common Stock an opportunity to automatically reinvest all or a portion of their cash distributions received on Common Stock in additional shares of Annaly Common Stock as well as to make optional cash payments to purchase shares of Annaly Common Stock. Persons who are not already stockholders of the Company may also purchase Annaly Common Stock under the Plan through optional cash payments.

     The Agent will buy, at the Company's option, newly issued Common Stock directly from the Company or Common Stock in the open market or in negotiated transactions with third parties. Annaly Common Stock purchased directly from the Company under the Plan may be priced at a discount from market prices at the time of the investment (determined in accordance with the Plan) ranging from 0% to 3%, in the case of shares purchased through reinvestment of dividends, and ranging from 0% to 5%, in connection with optional cash purchases. Any discount established by the Company for any investment date may be adjusted or suspended for any subsequent investment date. See "Questions and Answers Describing Terms and Conditions, Questions 5 and 6."

     Annaly Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "NLY." To ensure that the Company maintains its qualification as a real estate investment trust ("REIT"), ownership by any person is limited to 9.8% of the outstanding Common Stock, with certain exceptions.

                        ________________________________

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
     COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
             UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                           ________________________


            The date of this Prospectus is ________________ __, 1999

                        ANNALY MORTGAGE MANAGEMENT, INC.

     Annaly Mortgage Management, Inc., a Maryland corporation ("Annaly" or the "Company"), owns and manages a portfolio of mortgage-backed securities. Mortgage-backed securities represent interests in a pool of mortgage loans. The Company's principal business objective is to generate net income for distribution to stockholders from the spread between the interest income on the mortgage-backed securities owned by the Company and the costs of borrowing to finance the Company's acquisition of mortgage-backed securities. To date, all of the mortgage-backed securities acquired by the Company have been "Agency Certificates" which, although not rated, carry an implied "AAA" rating. Agency Certificates consist of mortgage participation certificates issued by the Federal Home Loan Mortgage Corporation and Pass-Through Certificates issued by the Federal National Mortgage Association and Government National Mortgage Association. Although it has not done so to date, the Company may, in accordance with its capital investment policy, invest in lower-rated assets.

     The Company invests primarily in adjustable-rate mortgage-backed securities which adjust over time in conjunction with changes in short-term interest rates. The Company attempts to structure its borrowings to have interest rate adjustment indices and periods that, on an aggregate basis, correspond generally to the interest rate adjustment indices and periods of the adjustable-rate mortgage-backed securities owned by the Company.

     The Company was organized on November 25, 1996 and commenced operations on February 18, 1997. Its principal executive offices are located at 12 East 41st Street, Suite 700, New York, New York 10017, and its telephone number is (212) 696-0100.

                            DESCRIPTION OF THE PLAN

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN OVERVIEW

     The Annaly Mortgage Management, Inc. 1999 Dividend Reinvestment and Share Purchase Plan (the "Plan") offers you a variety of convenient, low-cost services to make it easier for you to invest in the common stock, par value $.01 per share ("Common Stock"), of Annaly. The Plan has various features and you can choose the Plan features that meet your investment needs.

     The Plan is designed for long-term investors who wish to invest and build their share ownership over time. The Plan offers a convenient and economical means to own shares. Unlike an individual stock brokerage account, the timing of purchases and sales is subject to the provisions of the Plan, as discussed below.

     In addition, the Plan will provide Annaly with a means of raising additional capital for general corporate purposes through sale of Common Stock under the Plan. Whether significant additional capital is raised may be affected, in part, by Annaly's decision to waive the dollar limitations applicable to optional cash purchases and, in part, by Annaly's decision to sell newly-issued shares of Common Stock to fulfill the requirements of the Plan. Please see Question 10 regarding Annaly's criteria for granting a Request for Waiver.

     You can participate in the Plan if you are a registered holder of Annaly Common Stock. If you do not own Annaly Common Stock, you can become a participant by making your initial purchase directly through the Plan. The Plan offers you the opportunity to reinvest dividends and provides an alternative to traditional methods of buying, holding and selling Annaly Common Stock.

     The Chase Manhattan Bank (the "Administrator") administers the Plan. ChaseMellon Shareholder Services, L.L.C., a registered transfer agent, will provide certain administrative support to the Administrator.

     Read on for a more detailed description of the features of the Plan as offered by Annaly. If you would like to participate in the Plan, complete the enclosed Enrollment Form and mail it to the Administrator in the reply envelope provided for your convenience.

KEY FEATURES OF PLAN

ANYONE CAN PARTICIPATE

     If you currently own Annaly Common Stock registered in your name you may participate in the Plan. If you do not own any Annaly Common Stock, you can participate in the Plan by making your initial investment in Common Stock through the Plan with an initial investment of at least $1,000 and not more than $10,000. Annaly may change these minimum and maximum amounts at any time in its sole discretion. To participate in the dividend reinvestment feature you must reinvest the dividends on a minimum of 25 shares.

AUTOMATIC DIVIDEND REINVESTMENT

     You can reinvest your dividends in additional shares of Annaly Common Stock. Your dividends will be used to buy additional shares of Annaly Common Stock at the prevailing market price on the dividend reinvestment date or, if determined by the Company for any dividend reinvestment date, at a discount of up to 3% from the prevailing market price on the dividend reinvestment date. To participate in the dividend reinvestment feature you must reinvest the dividends on a minimum of 25 shares.

OPTIONAL CASH PURCHASES

     You can buy Annaly Common Stock without paying fees or commissions if you are a participant in the Plan. You can make monthly investments of as little as $250 (or $1,000 in the case of your initial investment), or as much as $10,000, and you can pay either by check or have your payment automatically deducted from your bank account. Annaly may change these minimum and maximum amounts at any time in its sole discretion or suspend the right to make optional cash investments for any monthly period or periods. In addition, in certain instances, Annaly may permit greater optional cash purchases which may exceed the maximum amount. Please see Question 10 regarding Annaly's criteria for granting a Request for Waiver.

CONVENIENT SHARE SALES

     You can sell Annaly Common Stock acquired through the Plan on the open market and pay fees that may be lower than those typically charged by stockbrokers for small transactions.

FULL INVESTMENT

     Full investment of your funds is possible because you will be credited with both whole shares and fractional shares. Dividends will be paid not only on whole shares but also proportionately on fractional shares.

SHARE SAFEKEEPING

     You can deposit your Annaly Common Stock certificates with the Administrator for safekeeping, at no cost to you. You can request withdrawal of any or all of your whole shares of Annaly Common Stock. A certificate for those shares will be sent to you, free of charge.

GIFTS AND OTHER SHARE TRANSFERS

     You can make gifts to others of Annaly Common Stock in your Plan account.

TRANSACTION REPORTING

     You will receive a notice after each transaction showing the details and the share balance in your Plan account.


QUESTIONS AND ANSWERS DESCRIBING TERMS AND CONDITIONS

1.   CAN I PARTICIPATE IN THE PLAN?

     If you already own Annaly Common Stock and the shares are registered in your name, you may participate immediately. If your shares are held for you in a brokerage account, you may make arrangements with your stockbroker to have some or all of the shares of Annaly Common Stock registered directly in your name.
If you do not currently own any Annaly Common Stock, you can participate by making an initial investment in Annaly Common Stock through the Plan. Please see Question 7 for details regarding an initial investment.

     If you live outside the U.S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. Annaly reserves the right to terminate participation of any stockholder if it deems it advisable under any foreign laws or regulations.

2.   HOW DO I GET STARTED?

     You can get started in the Plan by completing the enclosed Enrollment Form along with the items required and mailing them to the Administrator in the reply envelope. Your participation will begin after the Enrollment Form is received. Once you have enrolled, your participation continues automatically, as long as you wish.

3.   HOW DO I REINVEST DIVIDENDS?

     You must have at least 25 shares registered in your name in order to participate in the dividend reinvestment feature of the Plan. You can choose to reinvest all or a portion of the cash dividends paid on shares of Annaly Common Stock you own in additional shares of Annaly Common Stock. However, to participate in the dividend reinvestment feature, you must reinvest the dividends on a minimum of 25 shares. If the number of shares registered in your name for which you have requested reinvestment of dividends falls below 25 shares, you will receive a check for the full amount of any dividend. To be effective with respect to a particular dividend, notice of your election must be received on or before the first business day prior to the record date for that dividend. A record date for a dividend normally precedes the payment of the dividend by approximately two weeks. A schedule of the anticipated record dates for the 1999, 2000 and 2001 dividend payments is set forth on Appendix I, subject to change at Annaly's discretion.

     You may change your election at any time by writing to the Administrator. To be effective with respect to a particular dividend, any such change must be received by the Administrator on or before the business day preceding the record date for that dividend.

     If you elect to reinvest your dividends, you must choose one of the following when completing the Dividend Reinvestment section of the Enrollment Form.

 .    FULL DIVIDEND REINVESTMENT:  You may purchase additional shares of Annaly
     Common Stock by reinvesting all of your cash dividends if you have at least 25 shares registered in your name.

 .    PARTIAL DIVIDEND REINVESTMENT:  You may purchase additional shares of
     Annaly Common Stock by reinvesting some of your dividends and receive the balance of your dividends in cash. If you choose to reinvest less than all of your dividends, you must specify the percentage of shares on which dividends will be reinvested. Any partial dividend reinvestment that you request must result in the reinvestment of dividends on at least 25 shares in order to be effective.

     You may, of course, choose not to reinvest your dividends, in which case the Administrator will remit any dividends to you by check.

4.   WHEN ARE DIVIDENDS REINVESTED?

     If you have chosen the dividend reinvestment feature and notice of such change has been received by the Administrator on or before the first business day preceding the record date for that dividend, the Administrator will invest dividends in additional shares of Annaly Common Stock purchased on the open market or directly from Annaly as promptly as practicable, on or after the dividend payment date. Additional shares purchased with dividends will be purchased at the prevailing market price on the dividend reinvestment date or, if determined by the Company for any dividend reinvestment date, at a discount of up to 3% from the prevailing market price on the dividend reinvestment date. For any dividend reinvestment date Annaly will determine not less than three business days prior to the immediately preceding record date whether to provide
a discount and, if applicable, the amount of such discount.   In the unlikely
event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days, the Administrator will remit the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

5.   WHAT IS THE SOURCE OF SHARES TO BE PURCHASED UNDER THE PLAN?

     All dividends reinvested through the Plan and all optional cash purchases will be used to purchase either newly-issued shares directly from Annaly or shares on the open market or a combination thereof. Shares purchased directly from Annaly will consist of treasury shares or authorized but unissued shares of Common Stock.

6.   AT WHAT PRICE WILL SHARES BE PURCHASED?

     Dividend reinvestment purchases by the Administrator:

     . If the shares are purchased in the open market, the purchase price will be 97% to 100% (as determined by Annaly from time to time) of the average price per share of shares purchased. Annaly will pay all discount amounts and trading fees in connection with open market purchases.

     . If the shares are purchased from Annaly, the purchase price will be 97% to 100% (as determined by Annaly from time to time) of the average of the daily high and low sales price quoted on the New York Stock Exchange (the "NYSE") Composite Transactions listing on the date the shares are purchased.

     Optional cash purchases, including initial investment purchases, of less than $10,000 (or other applicable maximum amount) by the Administrator:

     . If the shares are purchased in the open market, the purchase price will be 95% to 100% (as determined by Annaly from time to time) of the average per share price of shares purchased. Annaly will pay all discount amounts and trading fees in connection with open market purchases.

     . If the shares are purchased from Annaly, the purchase price will be 95% to 100% (as determined by Annaly from time to time) of the average of the daily high and low sales price quoted on the NYSE Composite Transactions listing on the date the shares are purchased.

     Optional cash purchases in excess of the maximum monthly amount established by Annaly from time to time made pursuant to a Request for Waiver:

     . If the shares are purchased in the open market, the purchase price will be the average per share price of shares purchased, subject to such discount as shall be determined by Annaly. Annaly will pay all discount amounts and trading fees in connection with open market purchases. Please see Question 10 regarding Annaly's criteria for granting a Request for Waiver.

     . If shares are purchased from Annaly, the purchase price will be the average of the daily high and low sales price quoted on the NYSE Composite Transactions listing on each day during the applicable Pricing Period (other than a day on which the Threshold Price is not met), subject to such discount as shall be determined by Annaly. Please see Question 10 regarding Annaly's criteria for granting a Request for Waiver. Please see Question 11 for a description of the Pricing Periods and the determination of Threshold Prices.

     DIVIDEND REINVESTMENT DISCOUNT. At least three business days prior to any record date, Annaly will determine the discount from the market price applicable to shares to be purchased pursuant to the dividend reinvestment feature of the Plan on the immediately succeeding dividend reinvestment date (the "Dividend Reinvestment Discount"). A schedule of the anticipated record and dividend reinvestment dates during 1999, 2000 and 2001 is set forth on Appendix I, subject to change at Annaly's discretion.

     The Dividend Reinvestment Discount may be between 0% and 3% of the purchase price and may vary each quarter. The Dividend Reinvestment Discount will be established at Annaly's sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of Common Stock as compared to other sources of funds and current and projected capital needs. You may obtain the Dividend Reinvestment Discount applicable to the next dividend reinvestment date by telephoning Annaly at (212) 696-0100. Setting a Dividend Reinvestment Discount shall not affect the setting of a Dividend Reinvestment Discount for any subsequent quarter.

     MONTHLY PURCHASE DISCOUNT. Each month, at least three business days prior to the first day of the applicable Pricing Period (as described in Question 11), Annaly will determine a discount from the market price applicable to optional cash purchases for the immediately following Investment Date (the "Monthly Purchase Discount"). A schedule of the anticipated commencement dates for each Pricing Period and anticipated Investment Dates during 1999, 2000 and 2001 is set forth on Appendix I, subject to change at Annaly's discretion.

     The Monthly Purchase Discount may be between 0% and 5% of the purchase price and may vary each month. The Monthly Purchase Discount will be established at Annaly's sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds and current and projected capital needs. You may obtain the Monthly Purchase Discount applicable to the next month by telephoning Annaly at (212) 696-0100. Setting a Monthly Purchase Discount shall not affect the setting of a Monthly Purchase Discount for any subsequent month. The Monthly Purchase Discount will apply to purchases subject to the maximum monthly purchase amount. Purchases in excess of the maximum monthly purchase amount will be subject to any applicable Waiver Discount established by Annaly in connection with purchases made pursuant to a Request for Waiver. Please see Question 10 regarding Annaly's criteria for granting a Request for Waiver.

7.   HOW DO I MAKE AN INITIAL INVESTMENT?

     If you do not own Annaly Common Stock in a Plan account, you can make an initial cash investment for as little as $1,000, but your initial cash investment cannot exceed $10,000. Annaly may change these minimum and maximum amounts at any time in its sole discretion or suspend the right to make optional cash payment or payments for any monthly period. In addition, in certain instances, Annaly may permit optional cash purchases in excess of the maximum amount established by Annaly. Please see Question 10 regarding Annaly's criteria for granting a Request for Waiver. Simply complete the Enrollment Form and submit it with your check. Only checks made payable to the Chase Manhattan Bank will be accepted. No third party checks will be accepted.

     Annaly will establish an Investment Date for each month. A schedule of the anticipated Investment Dates for 1999, 2000 and 2001 is set forth on Appendix I,
subject to change at Annaly's discretion.   Optional cash purchases will be
applied to the purchase of shares of Common Stock as soon as practicable on or after an Investment Date, provided that your Enrollment Form and check are received by the Administrator at least two business days prior to the applicable Investment Date.

8.   HOW DO I MAKE OPTIONAL CASH PURCHASES?

     If you already own Annaly Common Stock and are enrolled in the Plan and want to make additional purchases, you can send a check to the Administrator for each purchase. Attach your check to the contribution form on your statement and mail it to the address specified on the statement. Or, if you wish to make regular monthly purchases, you may authorize automatic monthly deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. Additional cash purchases are subject to a monthly minimum purchase requirement of $250 and a maximum purchase requirement limit of $10,000. Annaly may change these minimum and maximum amounts at any time in its sole discretion or suspend the right to make optional cash payments for any monthly period or periods. In addition, in certain instances, Annaly may permit optional cash purchases in excess of the maximum amount established by Annaly.

     Optional cash purchases will be applied to the purchase of shares of Common Stock as soon as practicable on or after an Investment Date, provided that your check has been received by the Administrator at least two business days prior to the applicable Investment Date.

     All Plan accounts that Annaly believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated for purposes of determining compliance with the maximum purchase requirement limit. Unless Annaly has determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, Annaly will have the right to aggregate all such accounts and to return, without interest, within thirty days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

9.   WHEN WILL SHARES BE PURCHASED?

     To be effective with respect to a particular dividend, notice of your election must be received on or before the first business day prior to the record date for that dividend. A record date for a dividend normally precedes the payment of the dividend by approximately two weeks. A schedule of the anticipated record dates for the 1999, 2000 and 2001 dividend payments is set forth on Appendix I, subject to change at Annaly's discretion. The Administrator will invest your initial and additional cash investments up to the maximum monthly amount in whole and fractional shares purchased on the open market or directly from Annaly as promptly as practicable on or after such Investment Date. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment. Please read Question 10 for optional cash purchases of more than $10,000 (or other maximum amount established by Annaly). A schedule of the anticipated Investment Dates for 1999, 2000 and 2001 is set forth on Appendix I, subject to change at Annaly's discretion.

10.  HOW DO I MAKE OPTIONAL CASH PURCHASES OVER THE MAXIMUM MONTHLY AMOUNT?

     Optional cash purchases in excess of $10,000 per month (or other maximum amount established by Annaly) may be made only pursuant to a Request for Waiver accepted by Annaly. If you wish to make an optional cash purchase in excess of $10,000 (or other maximum amount established by Annaly) for any month you must obtain the prior written approval of Annaly and a copy of such written approval must accompany any such optional cash purchase. A Request for Waiver should be directed to Annaly via facsimile at (212) 696-9809. Annaly has sole discretion to grant any approval for optional cash purchases in excess of the allowable maximum amount. In deciding whether to approve a Request for Waiver, Annaly will consider relevant factors including, but not limited to, (a) whether the Plan is then acquiring newly-issued shares directly from Annaly or acquiring shares in the open market or in privately negotiated transactions from third parties, (b) Annaly's need for additional funds, (c) the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds, (d) the purchase price likely to apply to any sale of Common Stock, (e) the stockholder submitting the request, (f) the extent and nature of such stockholder's prior participation in the Plan, (g) the number of shares of Common Stock held of record by such stockholder and (h) the aggregate number of optional cash purchases in excess of $10,000 (or other maximum amount established by Annaly) for which Requests for Waiver have been submitted by all stockholders. If Requests for Waiver are submitted for any month for an aggregate amount in excess of the amount Annaly is then willing to accept, Annaly may honor such requests in order of receipt, pro rata or by any other method that Annaly determines to be appropriate. With regard to optional cash purchases made pursuant to a Request for Waiver, the Plan does not provide for a predetermined maximum limit on the amount that a stockholder may invest or on the number of shares that may be purchased.

11. WHAT ADDITIONAL PROVISIONS APPLY TO OPTIONAL CASH PURCHASES MADE PURSUANT TO A REQUEST FOR WAIVER?

     Annaly will establish an Investment Date for each month. Optional cash purchases made pursuant to a Request for Waiver will be applied to the purchase of shares of Common Stock as soon as practicable on or after the Investment Date. A schedule of the anticipated Investment Dates for 1999, 2000 and 2001 is set forth on Appendix I, subject to change at Annaly's discretion.

     Optional cash purchases made pursuant to a Request for Waiver will be acquired at a price equal to the average of the daily high and low sales prices (computed up to seven decimal places, if necessary) of the Common Stock as reported on the NYSE for the ten Trading Days immediately preceding the applicable Investment Date. A "Trading Day" means a day on which trades in Annaly Common Stock are reported on the NYSE. The period encompassing the first ten Trading Days immediately preceding the next following Investment Date constitutes the relevant "Pricing Period." The Company may elect not to permit an optional purchase pursuant to a Request for Waiver if such purchase might result in a non-deductible constructive distribution for the Company. See "Federal Income Tax Considerations Relating to the Plan--Tax Consequences to the Company of the Plan." The Administrator will apply all optional cash investments made pursuant to a Request for Waiver for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of Annaly Common Stock as soon as practicable on or after the next following Investment Date.

     A schedule of the anticipated commencement dates for each Pricing Period during 1999, 2000 and 2001 is set forth on Appendix I, subject to change at Annaly's discretion.

     THRESHOLD PRICE. Annaly may establish for a Pricing Period a minimum price (the "Threshold Price") applicable to optional cash purchases made pursuant to a Request for Waiver. At least three business days prior to the first day of the applicable Pricing Period, Annaly will determine whether to establish a Threshold Price, and if the Threshold Price is established, its amount, and will so notify the Administrator. This determination will be made by Annaly in its discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

     If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the average of the high and low sale prices of the Common Stock on the NYSE for each Trading Day of the relevant Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day will be excluded from the Pricing Period and, with respect to shares purchased from Annaly, all trading prices for that day will be excluded from the determination of the Purchase Price. A day will also be excluded if no trades of Annaly Common Stock are made on the NYSE for that day. For example, if the Threshold Price is not satisfied for one of the ten Trading Days in a Pricing Period, then the purchase price will be based upon the remaining nine Trading Days in which the Threshold Price was satisfied.

     In addition, a portion of each optional cash purchase will be returned for each Trading Day of a Pricing Period in which the Threshold Price is not satisfied or for each day in which no trades of Annaly Common Stock are reported on the NYSE, and the number of shares purchased will be reduced accordingly.
The returned amount will equal to one-tenth of the total amount of such optional cash purchase (not just the amount exceeding the applicable maximum monthly amount) for each Trading Day that the Threshold Price is not satisfied. For example, if the Threshold Price is not satisfied or no such sales are reported for one of the ten Trading Days in a Pricing Period, 1/10 (or 10%) of such optional cash purchase will be returned to you without interest.

     The establishment of the Threshold Price and the possible return of a portion of the investment apply only to optional cash purchases made pursuant to a Request for Waiver. Setting a Threshold Price for a Pricing Period shall not effect the setting of a Threshold Price for any subsequent Pricing Period. For any particular month, Annaly may waive its right to set a Threshold Price. Neither Annaly nor the Administrator shall be required to provide any written notice to you as to the Threshold Price for any Pricing Period. You may, however, ascertain whether a Threshold Price has been set or waived for any given Pricing Period by telephoning Annaly at (212) 696-0100.

     WAIVER DISCOUNT. Each month, at least three business days prior to the first day of the applicable Pricing Period, the same time the Threshold Price is determined, Annaly may establish a discount from the market price applicable to optional cash purchases made pursuant to a Request for Waiver. Such discount (the "Waiver Discount") may be between 0% and 5% of the purchase price and may vary each month. The Waiver Discount will be established at Annaly's sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds and current and projected capital needs. You may obtain the Waiver Discount applicable to the next month by telephoning Annaly at (212) 696-0100. Setting a Waiver Discount for a particular month shall not affect the setting of a Waiver Discount for any subsequent month. The Waiver Discount will apply only to optional cash purchases of more than $10,000 (or other applicable maximum monthly amount). The Waiver Discount will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds the maximum monthly amount.

     Please see Appendix I for actual dates.

12.  WILL I RECEIVE CERTIFICATES FOR SHARES PURCHASED?

     No, because the Plan provides for share safekeeping. For your convenience, the Administrator will maintain shares purchased under the Plan in your name in non-certificated form. You may, however, request a stock certificate from the Administrator at any time, free of charge.

13.  WHAT IS SAFEKEEPING?

     Shares of Annaly Common Stock that you buy under the Plan will be maintained in your Plan account for safekeeping.

     If you own Annaly Common Stock in certificated form, you may deposit your certificates for those shares with the Administrator, free of charge. Certificates forwarded to the Administrator by registered mail will automatically be covered by an Administrator blanket bond up to the first $100,000 of value. Safekeeping protects your shares against loss, theft or accidental destruction. Safekeeping also provides a convenient way for you to keep track of your shares. Only shares held in safekeeping may be sold through the Plan.

14.  CAN I GET CERTIFICATES IF I WANT THEM?

     Yes. If you should ever want a stock certificate for all or a portion of the whole shares of Annaly Common Stock in your Plan account, the Administrator will send one to you, upon your written request, within two days of the receipt of your instructions. Please allow up to seven days for the certificate to reach you.

15.  HOW CAN I TRANSFER OR GIVE GIFTS OF SHARES?

     You may transfer or give gifts of Annaly Common Stock to anyone you choose by contacting the Administrator and requesting a Gift/Transfer Form. After the transfer or purchase is completed, upon your request, the Administrator will send you a non-negotiable gift announcement, which you can present to the recipient. A notice indicating the deposit of Annaly Common Stock will be forwarded to the recipient.

16.  HOW DO I SELL SHARES?

     You can sell shares in your Plan account, or other eligible book entry shares, at any time by contacting the Administrator. The Administrator will record sales orders on the date of receipt, and process them, when practicable, but at least once each week. The Administrator will send you a check for the proceeds of the sale less any applicable fees and any required tax withholdings. Please see "Plan Service Fees" on the enclosed card.

17.  WHAT ARE THE COSTS?

     There is no fee for enrolling in the Plan. Participation is voluntary and you may discontinue your participation at any time. However, there are fees associated with the selling of shares. Please see "Plan Service Fees" on the enclosed card.

18.  HOW CAN I VOTE MY SHARES?

     You will receive proxy material for all shares, full and fractional, in your Plan account. The proxy will be voted in accordance with your direction. If you do not return the proxy card or if you return it unsigned, none of your shares will be voted.

19. IF ANNALY HAS A RIGHTS OFFERING RELATED TO THE COMMON STOCK, HOW WILL A STOCKHOLDER'S ENTITLEMENT BE COMPUTED?

     Your entitlement in a rights offering related to the Common Stock will be based upon the number of whole shares credited to your Plan account. Rights based on a fraction of a share credited to your Plan account will be sold for that account and the net proceeds will be invested as an optional cash purchase on the next Investment Date. In the event of a rights offering, transaction processing may be curtailed or suspended by the Administrator for a short period of time following the record date for such action to permit the Administrator to calculate the rights allocable to each account.

20.  WHAT PROVISIONS ARE MADE FOR NON-U.S. RESIDENTS?

     Cash investments from non-U.S. residents must be in United States currency and will be invested in the same manner as investments from other stockholders. Each stockholder is responsible for reviewing the applicable laws of his or her country of residence prior to investing in Annaly Common Stock. All dividends will be subject to withholding at the rate of 30%, subject to reduction under the terms of any applicable tax treaty provisions.

21.  HOW WILL I KEEP TRACK OF MY INVESTMENTS?

     The Administrator will send you a transaction notice confirming the details of each transaction you make. If you continue to participate in the Plan, but have no transactions, the Administrator will send you an annual statement after the end of the year detailing the status of your holdings of Annaly Common Stock in your Plan account.

22.  WHAT ABOUT TAXES?

     You are responsible for any taxes which may be payable on dividends reinvested under the Plan. Additionally, under current tax rulings, your pro-rata portion of the trading fees paid by Annaly to purchase shares in the open market and any purchase discounts will be considered taxable income to you. The Administrator will send a Form 1099-DIV to you and the Internal Revenue Service after each year-end, reporting all dividend income you received during the year on your Annaly Common Stock, including any dividends reinvested, purchase discounts and pro rata portion of trading fees paid by Annaly to acquire shares in the open market. If you sell shares through the Plan, the Administrator will send a Form 1099-B to you and the Internal Revenue Service after each year-end, showing the total proceeds of the transactions. We recommend that you keep your transaction statements for record keeping and tax purposes. IRS regulations are subject to change and you should consult with your tax advisor with respect to the tax treatment of dividends reinvested under the Plan. See the discussion below under "Federal Income Tax Considerations" for more information regarding taxes.

23.  HOW WOULD I TERMINATE MY PARTICIPATION?

     You may withdraw entirely from the Plan merely by giving written notice of termination to the Administrator. Upon termination, you will receive a certificate for the whole shares held for you under the Plan and a check for any fractional shares based on the current market value less any applicable sale fees. Thereafter, future dividends will be sent directly to you by check. Alternatively, if you so direct, the Administrator will sell all whole and fractional shares in your Plan account and send you a check for the proceeds less any applicable fees. The Administrator should receive termination notices no later than four days prior to a dividend record date to avoid the reinvestment of the current dividend or any possible delay in receipt of your shares and/or cash. If your Plan account balance falls below one full share, the Administrator reserves the right to liquidate the fraction and remit the proceeds, less any applicable fees, to you at your address of record.

24.  ARE THERE ANY RISKS ASSOCIATED WITH THE PLAN?

     Your investment in shares purchased under the Plan is no different from any investment in shares you hold directly. Neither Annaly nor the Administrator can assure a profit or protect you against a loss on shares purchased. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan.

25.  CAN THE PLAN BE AMENDED, MODIFIED, SUSPENDED OR TERMINATED?

     Annaly reserves the right to amend, modify, suspend or terminate the Plan at any time. You will receive written notice of any such amendment, modification, suspension or termination. Annaly and the Administrator also reserve the right to change any administrative procedures of the Plan.

26.  WHAT ARE THE RESPONSIBILITIES OF ANNALY AND THE ADMINISTRATOR?

     Neither Annaly nor the Administrator will be liable for any act they do in good faith or for any good faith omission to act including, in the case of the Administrator, liability arising out of (i) failure to terminate a participant's account upon such participant's death or adjudicated incompetence, prior to the receipt of notice in writing of such death or adjudicated incompetence, (ii) the prices at which shares are purchased for the participant's account, (iii) the times when purchases are made, or (iv) fluctuations in the market value of Annaly's common stock.

     The payment of dividends is at the discretion of the Annaly Board of Directors and will depend upon future earnings, the financial condition of Annaly and other factors. The Board may change the amount and timing of dividends at any time without notice.

27.  WHAT IF I HAVE QUESTIONS ABOUT THE PLAN?

     Any questions you have about buying or selling shares or any other services offered by the Plan, should be made directly to the Administrator at its toll-free number:

                                 1-800-301-5234

     A customer service representative will assist you. Once enrolled, you may also use the Administrator's automated voice response system, which will furnish information regarding your account - for example, the number of shares held in the Plan, amount of last dividend check or the closing stock price. Employees of the Administrator are not permitted to give any opinions on the merits of any security or class of securities. You may also write to the Administrator at the following address:

                             Chase Manhattan Bank
                 c/o ChaseMellon Shareholder Services, L.L.C.
                                P. O. Box 3338
                   South Hackensack, New Jersey  07606 -1938

     Be sure to include your name, address, account key and daytime phone number on all correspondence.

     This Plan is designed for the long-term investor and does not afford the same flexibility as a stockbroker's account.

     Annaly has appointed Chase Manhattan Bank as Administrator for the Plan. Securities held by the Administrator in your Plan account are not subject to protection under the Securities Investor Protection Act of 1970. Commissions may be paid to a broker-dealer that is affiliated with the Administrator. Investors must make independent investment decisions based upon their own judgment and research.

     Annaly is listed on the New York Stock Exchange and trades under the ticker symbol "NLY".

PLAN SERVICE FEES
(EFFECTIVE FEBRUARY 1999)


Enrollment Fee for New Investors                                      No Charge
Initial Purchase of Shares                                            No Charge
Sales of Shares (partial or full)
     Transaction Fee                                $15.00 per sale transaction
     Trading Fee                                                $0.12 per share
Reinvestment of Dividends                                             No Charge
Optional cash purchases via check or automatic
investment                                                            No Charge
Gift or Transfer of Shares                                            No Charge

Safekeeping of Stock Certificates                                     No Charge
Certificate Issuance                                                  No Charge
Returned Checks for Insufficient Funds or Rejected
Automatic Withdrawals                                           $25.00 per item
Duplicate Statements
     Current year                                                     No Charge
     Prior year(s)                                    $20.00 per year requested

     The Administrator will deduct the applicable fees from the proceeds from a sale.

     Annaly reserves the right to amend or modify this Plan Service Fee schedule at any time and from time to time.


                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations (i) that apply to a participant in the Plan and (ii) that relate to the Company's treatment as a REIT. No assurance can be given that the conclusions set out below would be sustained by a court if challenged by the Internal Revenue Service (the "Service"). This summary deals only with shares of Common Stock that are held as "capital assets" (generally, property held for investment) by stockholders and does not address tax considerations applicable to stockholders that may be subject to special tax rules, such as dealers or traders in securities, financial institutions, insurance companies, stockholders that hold Common Stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position or stockholders whose functional currency is not the United States dollar and, except to the extent discussed below, tax-exempt and foreign taxpayers.

     The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof; any such authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below.

     THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN AND THE COMPANY'S TREATMENT AS A REIT. PROSPECTIVE PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN AND OF THE PURCHASE, HOLDING AND DISPOSITION OF COMMON STOCK, INCLUDING THE APPLICATION TO THEIR PARTICULAR SITUATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF STATE, LOCAL OR FOREIGN TAX LAWS. THE STATEMENTS OF UNITED STATES TAX LAW SET OUT BELOW ARE BASED ON THE LAWS IN FORCE AND INTERPRETATIONS THEREOF AS OF THE DATE OF THIS FORM S-3, AND ARE SUBJECT TO ANY CHANGES OCCURRING AFTER THAT DATE.

             FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

     The following is a summary of certain United States federal income tax considerations that apply to a participant in the Plan. Considerations relating to the Company's treatment as a REIT, including considerations relating to the acquisition, ownership and disposition of Common Stock, are described below in "Federal Income Tax Considerations Relating to the Company's Treatment as a REIT -- Taxation of Stockholders, "--Taxation of Tax-Exempt Entities, and "--Certain Untied States Federal Income Tax Considerations Applicable to Foreign Holders."

Tax Consequences of Dividend Reinvestment

     A participant whose dividend distributions are reinvested in Common Stock will be treated for Federal income tax purposes as having received a distribution notwithstanding that the distribution is used to purchase additional shares of Common Stock. The amount of the distribution will equal the fair market value, as of the Investment Date, of the shares of Annaly Common Stock purchased with reinvested dividends, including the 0% to 3% discount. In addition, with respect to Common Stock purchased by the Agent in open market transactions or in negotiated transactions with third parties, the Service has indicated in private letter rulings that the amount of distribution received by a participant would include a pro rata share of any brokerage commissions or other related charges paid by the Company in connection with the Agent's purchase of the Common Stock on behalf of the participant. In such private letter rulings, the Service has also held that the payment by a company of a dividend reinvestment plan's administrative expenses does not constitute a distribution to stockholders. The Company intends to take the position that administrative expenses of the Plan paid by the Company do not constitute constructive distributions; however, private letter rulings are not considered precedent and therefore no assurance can be given that the Service would agree with the Company's position. The constructive distributions described above otherwise will be treated in the same manner as non-reinvested cash distributions as described below in "Federal Income Tax Considerations Relating to the Company's Treatment as a REIT-- Taxation of Stockholders."

     A participant's tax basis in each share of Common Stock acquired under the Plan will generally equal the amount of the distribution a participant is treated as receiving with respect to such share (as described above). A participant's holding period in his Common Stock generally begins on the day following the date on which the shares of Annaly Common Stock are credited to the participant's Plan account.

TAX CONSEQUENCES OF OPTIONAL CASH PAYMENTS

     The Service has indicated in somewhat similar situations that a participant who both makes an optional cash purchase of common stock and reinvests all or a part of his dividends under a dividend reinvestment plan will be treated as having received a distribution equal to the excess (if any) of the fair market value on the Investment Date of the Common Stock over the amount of the optional cash payment made by the participant. Also, if the shares of Common Stock are acquired by the Agent in an open market transaction or in a negotiated transaction with third parties, then the Service may assert that a participant will be treated as receiving a distribution equal to a pro rata share of any brokerage commission or other related charges paid by the Company on behalf of the participant. As with constructive distributions under the dividend reinvestment aspect of the Plan, such distributions would otherwise also will be treated in the same manner as non-reinvested cash distributions (see "Federal Income Tax Considerations Relating to the Company's Treatment as a REIT-- Taxation of Stockholders").

     The Service has held in a recent private letter ruling that a participant who only makes optional cash purchases of common stock in a dividend reinvestment plan (and does not participate in the dividend reinvestment aspect) will not be treated as having received a distribution reflecting either the excess (if any) of the fair market value on the Investment Date of the Common Stock over the amount of the optional cash payment made by the participant or a pro rata share of any brokerage commission or other related charges paid by the Company on behalf of the participant. The Service, however, did not explain in the private letter ruling its rationale for making such a distinction, nor is one readily apparent (particularly if the participant is already a stockholder in the Company). Furthermore, private letter rulings are not considered precedent by the Service and therefore no assurance can be given that the Service would take this position with respect to other transactions, including those under the Plan.

     A participant's tax basis in each share of Common Stock acquired through an optional cash purchase under the Plan will generally equal the amount of distributions a participant is treated as receiving with respect to such share (as described above), plus the amount of the optional cash payment. A participant's holding period for Common Stock purchased under the Plan generally will begin on the day following the date on which the shares of Common Stock are credited to the participant's Plan account.

     In addition, all cash distributions paid with respect to all Common Stock credited to a participant's Plan account will be reinvested automatically. In that regard, see "Tax Consequences of Dividend Reinvestment" above.

TAX CONSEQUENCES TO THE COMPANY OF THE PLAN

     The Service has ruled in connection with similar plans that a dividend reinvestment and optional cash purchase plan will not compromise the Company's qualification as a REIT. In addition, the Company should be able to receive a dividends-paid deduction for constructive distributions resulting from discounts under the Plan (see "Federal Income Tax Considerations Relating to the Company's Treatment as a REIT--Taxation of the Company"). The dividends-paid deduction is generally not available for the payment of preferential dividends; the Service has held in a published ruling, however, that constructive dividends arising from a discount under a dividend reinvestment or optional purchase plan are not preferential and will therefore qualify for a dividends-paid deduction as long as the discount does not exceed 5% of the fair market value of the shares acquired under such plan. The Service has indicated in private letter rulings that the amount of brokerage fees and other charges paid by a company as part of such a plan are included in calculating the discount for the purposes of applying this 5% limit. As a result, the Company should be able to deduct the constructive distributions resulting from discounts under the Plan with respect to shares that have been purchased directly from the Company because the discount on such shares will not exceed 5% and no brokerage fees will be incurred. With respect to shares purchased on the open market, however, the discount offered to participants and the brokerage fees allocated to such shares may exceed the 5% limit. In addition, because the purchase price for an optional cash purchase pursuant to a Request for Waiver is based on an average price over a ten-day Pricing Period, which may be less than the fair market value of the shares as of the purchase date, an optional cash purchase pursuant to a Request for Waiver may exceed the 5% limit. See Question 11 above. In either such event, the amount of the entire distribution (including actual and constructive distributions) would not be deductible by the Company, not merely the excess and, as a result, the Company might not satisfy the annual distribution requirements for continued qualification as a REIT. (See "Federal Income Tax Considerations Relating to the Company's Treatment as a REIT--REIT Qualification Requirements--Distribution Requirement" below.)

BACKUP WITHHOLDING AND ADMINISTRATIVE EXPENSES

     In general, any distribution reinvested under the Plan is not subject to federal income tax withholding. The Company or the Agent may be required, however, to deduct as "backup withholding" thirty-one percent (31%) of all distributions paid to any stockholder, regardless of whether those distributions are reinvested pursuant to the Plan. Similarly, the Agent may be required to deduct backup withholding from all proceeds of sales of shares of Common Stock held in a Plan account. (See "Federal Income Tax Considerations Relating to the Company's Treatment as a REIT--Information Reporting and Backup Withholding" below for a discussion of whether a participant may be subject to backup withholding.) Backup withholding amounts will be withheld from distributions before those distributions are reinvested under the Plan. Therefore, distributions to be reinvested under the Plan by participants who are subject to backup withholding will be reduced by the backup withholding amount. The withholding amounts constitute a credit on the participant's income tax return.

TAX CONSEQUENCES OF DISPOSITIONS

     A participant may recognize a gain or loss upon receipt of a cash payment for a fractional Common Share credited to a Plan account or when the Common Stock held in an account are sold at the request of the participant. A gain or loss may also be recognized upon a participant's disposition of Common Stock received from the Plan. The amount of any such gain or loss will be the difference between the amount realized (generally the amount of cash received) for the whole or fractional Common Stock and the tax basis of those Common Stock. Generally, gain or loss recognized on the disposition of Common Stock acquired under the Plan will be treated for Federal income tax purposes as a capital gain or loss (see "Federal Income Tax Considerations Relating to the Company's Treatment as a REIT--Taxation of Stockholders" below).

FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE COMPANY'S TREATMENT AS A REIT

GENERAL

     The Company has elected to become subject to tax as a REIT for federal income tax purposes. The Company has operated, and the Board of Directors of the Company currently expects that the Company will continue to operate, in a manner that will permit the Company to maintain its qualification as a REIT for the taxable year ending December 31, 1998, and in each taxable year thereafter. This treatment will permit the Company to deduct dividend distributions to its stockholders for federal income tax purposes, thus effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to its stockholders in the form of dividends.

     There can be no assurance, however, that the Company will qualify as a REIT in any particular taxable year, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Company. If the Company were not to qualify as a REIT in any particular year, it would be subject to Federal income tax as a regular, domestic corporation, and its stockholders would be subject to tax in the same manner as stockholders of such corporation. In this event, the Company could be subject to potentially substantial income tax liability in respect of each taxable year that it fails to qualify as a REIT, and the amount of earnings and cash available for distribution to its stockholders could be significantly reduced or eliminated.

REIT QUALIFICATION REQUIREMENTS

     The following is a brief summary of certain technical requirements that the Company must meet on an ongoing basis in order to qualify, and remain qualified, as a REIT under the Code.

      STOCK OWNERSHIP TESTS

     (i) The capital stock of the Company must be transferable, (ii) the capital stock of the Company must be held by at least 100 persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months), and (iii) no more than 50% of the value of such capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the taxable year. Tax-exempt entities, other than private foundations and certain unemployment compensation trusts, are generally not treated as individuals for these purposes. The requirements of items (ii) and (iii) above are not applicable to the first taxable year for which an election to be taxed as a REIT is made. However, these stock ownership requirements must be satisfied in the Company's second taxable year and in each subsequent taxable year. The Company's Articles of Amendment and Restatement of Certificate of Incorporation (the "Articles of Incorporation") provide restrictions regarding the transfer of the Company's shares in order to aid in meeting the stock ownership requirements. In addition, the Company is required under Treasury Department regulations to demand annual written statements from the record holders of designated percentages of its capital stock disclosing the actual and constructive ownership of such stock and to maintain permanent records showing the information it has received as to the actual and constructive ownership of such stock and a list of those persons failing or refusing to comply with such demand.

      ASSET TESTS

     The Company must generally meet the following asset tests (the "REIT Asset Tests") at the close of each quarter of each taxable year:

     (a) at least 75% of the value of the Company's total assets must consist of Qualified REIT Real Estate Assets, government securities, cash and cash items (the "75% Asset Test"); and

     (b) the value of securities held by the Company but not taken into account for purposes of the 75% Asset Test must not exceed (i) 5% of the value of the Company's total assets in the case of securities of any one issuer, or (ii) 10% of the outstanding voting securities of any such issuer.

     "Qualified REIT Real Estate Assets" means pass-through certificates, mortgage loans and other assets of the type described in Section 856(c)(6)(B) of the Code.

     The Company and one or more other entities may form and capitalize one or more taxable subsidiaries that will engage in hedging activities, the creation of mortgage-backed securities through securitization and/or other activities. In order to ensure that the Company would not violate the more than 10% single issuer voting stock limitation, the Company would own only non-voting preferred and common stock, and the other entities would own all of the voting common stock. The value of the Company's investment in such a subsidiary would also be limited to less than 5% of the value of the Company's total assets at the end of each calendar quarter so that the Company can also comply with the 5% of value, single-issuer asset limitation. The taxable subsidiary would not elect REIT status and would distribute only net after-tax profits to its stockholders, including the Company. President Clinton's 1999 tax proposals include a provision, however, that would restrict the ownership by a REIT of more than 10%, by value, of the stock of certain other corporations. Such a provision has
        -----
been included in President Clinton's prior tax proposals, but has not been enacted into law. Were such a proposal to become law, the Company's continued qualification as a REIT might require modification of the Company's current or future ownership of subsidiaries. Before the Company engages in any hedging or securitization activities or forms any such taxable subsidiary corporation, the Company will consult with its tax advisor to determine whether such activities or the formation and contemplated method of operation of such corporation would cause the Company to fail to satisfy the REIT Asset Tests and REIT Gross Income Tests (as defined below).

    GROSS INCOME TESTS

    The Company must generally meet the following gross income tests (the "REIT Gross Income Tests") for each taxable year:

     (a) at least 75% of the Company's gross income must be derived from certain specified real estate sources including interest income and gain from the disposition of Qualified REIT Real Estate Assets or "qualified temporary investment income" (i.e., income derived from "new capital" within one year of the receipt of such capital) (the "75% Gross Income Test"); and

     (b) at least 95% of the Company's gross income for each taxable year must be derived from sources of income qualifying for the 75% Gross Income Test, dividends, interest, and gains from the sale of stock or other financial instruments (including certain interest rate swap and cap agreements, options, futures contracts, forward rate agreements or similar financial instruments entered into to hedge variable rate debt incurred to acquire Qualified REIT Real Estate Assets) not held for sale in the ordinary course of business (the "95% Gross Income Test").

     DISTRIBUTION REQUIREMENT

     The Company must generally distribute to its stockholders an amount equal to at least 95% of the Company's REIT taxable income before deductions of dividends paid and excluding net capital gain. However, a REIT may elect to retain, rather than distribute, its net long-term capital gains and pay the tax on such gains, while its stockholders include their proportionate share of the undistributed long-term capital gains in income and receive a credit for their share of the tax paid by the REIT.

TAXATION OF THE COMPANY

     In any year in which the Company qualifies as a REIT, the Company will generally not be subject to Federal income tax on that portion of its REIT taxable income or capital gain which is distributed to its stockholders. The

Company will, however, be subject to Federal income tax at normal corporate income tax rates upon any undistributed taxable income or capital gain.

     Notwithstanding its qualification as a REIT, the Company may also be subject to tax in certain other circumstances. First, if the Company fails to satisfy either the 75% or the 95% Gross Income Test, but nonetheless maintains its qualification as a REIT because certain other requirements are met, it will generally be subject to a 100% tax on the greater of the amount by which the Company fails either the 75% or the 95% Gross Income Test multiplied by a fraction intended to reflect the Company's profitability. Second, the Company will also be subject to a tax of 100% on net income derived from any "prohibited transaction." Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to Federal income tax on such income at the highest corporate income tax rate. Fourth, if the Company fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed amount of ordinary and capital gain net income from the preceding taxable years, the Company would be subject to a 4% Federal excise tax on the excess of such required distribution over the amounts actually distributed during the taxable year. Fifth, if the Company acquires any asset from a C corporation in a transaction in which the basis of the asset is determined by reference to the basis of the asset in the hands of a C corporation and the Company recognizes gain upon a disposition of such asset occurring within 10 years of its acquisition, then the Company would be subject to tax to the extent of any built-in gain at the highest regular corporate rate. Finally, the Company may also be subject to the corporate alternative minimum tax, as well as other taxes in certain situations not presently contemplated.

     If the Company fails to qualify as a REIT in any taxable year and certain relief provisions of the Code do not apply, the Company would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income in that taxable year and all subsequent taxable years at the regular corporate income tax rates. Distributions to stockholders in such years would not be deductible by the Company, nor would they generally be required to be made under the Code. Further, unless entitled to relief under certain other provisions of the Code, the Company also would be disqualified from re-electing REIT status for the four taxable years following the year during which it became disqualified.

     The Company intends to monitor on an ongoing basis its compliance with the REIT requirements described above. In order to maintain its REIT status, the Company will be required to limit the types of assets that the Company might otherwise acquire, or hold certain assets at times when the Company might otherwise have determined that the sale or other disposition of such assets would have been more prudent.

TAXATION OF STOCKHOLDERS

     Distributions (including constructive distributions) made to holders of Common Stock, other than tax-exempt entities, will generally be subject to tax as ordinary income to the extent of the Company's current and accumulated earnings and profits as determined for Federal income tax purposes. If the amount distributed exceeds a stockholder's allocable share of such earnings and profits, the excess will be treated as a return of capital to the extent of the stockholder's adjusted basis in the Common Stock, which will reduce the stockholder's basis in the Common Stock but not be subject to tax, and thereafter as a gain from the sale or exchange of a capital asset. Distributions by the Company, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction.

     Distributions designated by the Company as capital gain dividends will generally be subject to tax as long-term capital gain to stockholders, to the extent that the distribution does not exceed the Company's actual net capital gain for the taxable year. In the event that the Company realizes a loss for the taxable year, stockholders will not be permitted to deduct any share of that loss. Further, if the Company (or a portion of its assets) were to be treated as a taxable mortgage pool, any "excess inclusion income" that is allocated to a stockholder would not be allowed to be offset by a net operating loss of such stockholder. Future Treasury Department regulations may require that the stockholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of the Company.

     Dividends declared during the last quarter of the calendar year and actually paid during January of the following taxable year are generally treated as if paid by the Company and received by the stockholder on December 31 of such calendar year and not on the date actually paid and received. In addition, the Company may elect to treat certain other dividends distributed after the close of the taxable year as having been paid during such taxable year, but stockholders will be treated as having received such dividend in the taxable year in which the distribution is actually made.

     Upon a sale or other disposition of the Common Stock, a stockholder will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and the stockholder's adjusted basis in such stock, which gain or loss will be long-term if the stock has been held for more than one year. Any loss on the sale or exchange of a share of Common Stock held by a stockholder for six months or less will generally be treated as a long-term capital loss to the extent, with respect to such stock, of (i) any long-term capital gain dividends received by such stockholder and (ii) any long-term capital gain retained by the Company, the tax on which such stockholder received a credit.

     In any year in which the Company does not qualify as a REIT, distributions made to its stockholders would be taxable in the same manner discussed above, except that no distributions could be designated as capital gain dividends, distributions would be eligible for the corporate dividends received deduction, the excess inclusion income rules would not apply to the stockholders, and stockholders would not receive any share of the Company's tax preference items. In such event, however, the Company could be subject to potentially substantial Federal income tax liability, and the amount of earnings and cash available for distribution to its stockholders could be significantly reduced or eliminated.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company will report to its domestic stockholders and to the Service the amount of distributions paid for each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 31% with respect to distributions paid unless such stockholder (i) is a corporation or comes with certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the Service.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States Federal income tax liability, provided that the required information is furnished to the Service.

TAXATION OF TAX-EXEMPT ENTITIES

     Subject to the discussion below regarding a "pension-held REIT," distributions received from the Company or gain realized on the sale of the Common Stock are not taxable as unrelated business taxable income ("UBTI") to a tax-exempt stockholder, provided that such stockholder has not incurred indebtedness to purchase or hold its Common Stock, that its shares are not otherwise used in an unrelated trade or business of such stockholder, and that the Company, consistent with its present intent, does not hold a residual interest in a REMIC that gives rise to "excess inclusion" income as defined under section 860E of the Code. If the Company were to be treated as a "taxable mortgage pool," however, a substantial portion of the dividends paid to a tax-exempt stockholder may be subject to tax as UBTI.

     If a qualified pension trust (i.e., any pension or other retirement trust that qualifies under section 401(a) of the Code) holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a substantial portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is any REIT (i) that would not have qualified as a REIT but for the provisions of the Code which look through qualified pension trust stockholders to the qualified pension trust's beneficiaries in determining ownership of stock of the REIT and (ii) in which at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT. Assuming compliance with certain ownership limit provisions set forth in the Company's Articles of Incorporation, it is unlikely that pension plans will accumulate sufficient stock to cause the Company to be treated as a pension-held REIT.

     Distributions to certain types of tax-exempt stockholders exempt from Federal income taxation under sections 501(c)(7), (c)(9), (c)(17), and (c)(20) of the Code may also constitute UBTI, and such prospective investors should consult their tax advisors concerning the applicable "set aside" and reserve requirements.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO FOREIGN HOLDERS

     The following discussion summarizes certain United States Federal tax consequences of the acquisition, ownership and disposition of shares of Common Stock by a purchaser that, for United States Federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). For purposes of this discussion, a "United States person" means: a citizen or resident of the United States; a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; or an estate or trust whose income is includible in gross income for United States Federal income tax purposes regardless of its source. The rules governing the United States federal income taxation of Non-United States Holders are highly complex, and this discussion is only a brief summary of such rules and does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder. Prospective investors are urged to consult their tax advisors regarding the United States Federal tax consequences of acquiring, holding and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

     DISTRIBUTIONS

     Distributions paid by the Company to a Non-United States Holder that are neither attributable to gain from the dispositions of real property interests nor designated as capital gains dividends will generally be subject, to the extent of the Company's earnings and profits, to withholding of United States Federal income tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty or unless such distributions are treated as effectively connected with a United States trade or business. Distributions paid by the Company in excess of its earnings and profits will be treated as a tax-free return of capital to the extent of the holder's adjusted basis in the holder's Common Stock, and thereafter as gain from the sale or exchange of Common Stock as described below. If it cannot be determined at the time a distribution is made whether such distribution will exceed the earnings and profits of the Company, the distribution will be subject to withholding at the same rate as dividends. Amounts so withheld, however, will be refundable or creditable against the Non-United States Holder's United States Federal tax liability if it is subsequently determined that such distribution was, in fact, in excess of the earnings and profits of the Company. If the receipt of the dividend is treated as being effectively connected with the conduct of a trade or business within the United States by a Non-United States Holder, the dividend received by such holder will be subject to the United States Federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax).

     Distributions to a Non-United States Holder that are designated as capital gains dividends (other than those attributable to the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless (i) the investment in Common Stock is effectively connected with the conduct of a trade or business within the United States by a Non-United States Holder or (ii) the Non-United States Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year and certain other requirements are met.

     Distributions to a Non-United States Holder attributable to the disposition of United States real property interests by the Company are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Act of 1980 ("FIRPTA"), and may also be subject to branch profits tax in the hands of a stockholder that is a foreign corporation if it is not entitled to treaty relief or exemption. However, because the Company does not expect to hold assets that would be treated as "United States real property interests" as defined by FIRPTA, the FIRPTA provisions should not apply to non-United States Holders of Common Stock.

     GAIN ON DISPOSITION

     A Non-United States Holder will generally not be subject to United States Federal income tax on gain recognized on a sale or other disposition of the Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met, or (iii) the Non-United States Holder is subject to tax under the FIRPTA rules discussed below. Gain that is effectively connected with the conduct of a trade or business within the United States by a Non-United States Holder will be subject to the United States Federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax) but will not be subject to withholding. Non-United States Holders should consult applicable treaties, which may provide for different rules.

     Under FIRPTA, a Non-United States Holder may be subject to tax on gain recognized from the sale or other disposition of the Common Stock if the Company were to (i) hold United States real property interests and (ii) fail to qualify as a domestically-controlled REIT. As mentioned above, the Company does not expect to hold any United States real property interests. Furthermore, the Company will likely qualify as a "domestically-controlled REIT", although such qualification can not be assured given that the shares of the Company are publicly traded. (A REIT qualifies as a "domestically-controlled" as long as less than 50% in value of its shares of beneficial interest are held by foreign persons at all times during the shorter of (i) the previous five years and (ii) the period in which the REIT is in existence.)

STATE AND LOCAL TAXES

     The Company and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws.


                                USE OF PROCEEDS

     The Company will receive the net proceeds from the sale of Common Stock purchased by the Agent directly from the Company. The net proceeds from the sale of those shares of Common Stock will be used to acquire mortgage-backed securities and for general operating expenses. The Company will not receive any proceeds from purchases of Common Stock by the Agent in the open market or in negotiated transactions with third parties.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Those reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of that material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, that material can also be obtained from the Commission's Web site at http://www.sec.gov. The Company's outstanding shares of Common Stock are listed on the NYSE under the symbol "NLY", and all reports, proxy and information statements and other information filed by the Company with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act, with respect to the securities offered hereby. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement will be deemed qualified in its entirety by that reference.


                          INCORPORATION BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-13447) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

     (i) The Company's Annual Report on Form 10-K, for the fiscal year ended December 31, 1997;

     (ii) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

     (iii) The description of the Common Stock included in the Company's Registration Statement on Form 8-A, as amended.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information which has been incorporated by reference herein (not including exhibits to that information unless those exhibits are specifically incorporated by reference in that information). Requests should be directed to Annaly Mortgage Management, Inc., 12 East 41st Street, Suite 700, New York, New York 10017, Attention: Secretary, telephone number: (212) 696-0100


                                    EXPERTS

     The financial statements of the Company as of December 31, 1997, and for the fiscal year of the Company ending on such date and the related schedule incorporated by reference herein, have been incorporated by reference herein and in the Registration Statement in reliance on the reports of Deloitte and Touche LLP, independent certified public accountants, incorporated by reference herein and on the authority of said firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     The validity of the Common Stock offered pursuant to this Prospectus will be passed on for the Company by Morgan, Lewis & Bockius LLP, New York, New York. Morgan, Lewis & Bockius LLP has in the past represented and is currently representing the Company and certain of its affiliates.

                                  APPENDIX I

                       ANNALY PROPOSED DIVIDEND SCHEDULE

YEAR      DIVIDEND DECLARATION   RECORD DATE   DIVIDEND PAYMENT
                 DATE                               DATE
1999           30-Mar-99          7-Apr-99        26-Apr-99
               29-Jun-99          9-Jul-99        26-Jul-99
               28-Sep-99          12-Oct-99       25-Oct-99
               20-Dec-99          31-Dec-99       25-Jan-00

2000           30-Mar-00          7-Apr-00        27-Apr-00
               29-Jun-00          10-Jul-00       27-Jul-00
               28-Sep-00          11-Oct-00       26-Oct-00
               20-Dec-00          29-Dec-00       26-Jan-01

2001           29-Mar-01          9-Apr-01        27-Apr-01
               28-Jun-01          10-Jul-01       27-Jul-01
               26-Sep-01          10-Oct-01       29-Oct-01
               21-Dec-01          31-Dec-01       25-Jan-02

                            OPTIONAL CASH PURCHASES

               (A)                 (B)                (C)              (D)
         THRESHOLD PRICE
           AND WAIVER         OPTIONAL CASH
         DISCOUNT IF ANY,   INVESTMENTS MUST    PRICING PERIOD
YEAR      WILL BE SET BY      BE RECEIVED BY      START DATE       INVESTMENT DATE
-------------------------------------------------------------------------------------
1999              3/10/99             3/12/99          3/15/99           3/29/99
                   4/7/99              4/9/99          4/12/99           4/26/99
                   5/6/99              5/7/99          5/10/99           5/24/99
                   6/9/99             6/11/99          6/14/99           6/28/99
                   7/7/99              7/9/99          7/12/99           7/26/99
                  8/12/99             8/13/99          8/16/99           8/30/99
                   9/8/99             9/10/99          9/13/99           9/27/99
                  10/6/99             10/8/99         10/11/99          10/25/99
                  11/9/99            11/11/99         11/12/99          11/29/99
                  12/7/99             12/9/99         12/10/99          12/27/99

2000               1/6/00              1/7/00          1/12/00           1/25/00
                   2/8/00             2/10/00          2/11/00           2/28/00
                   3/9/00             3/13/00          3/14/00           3/28/00
                  4/10/00             4/12/00          4/13/00           4/27/00
                  5/11/00             5/15/00          5/16/00           5/31/00
                  6/13/00             6/15/00          6/16/00           6/30/00
                  7/10/00             7/12/00          7/13/00           7/27/00
                  8/14/00             8/16/00          8/17/00           8/31/00
                  9/12/00             9/14/00          9/15/00           9/29/00
                  10/9/00            10/11/00         10/12/00          10/28/00
                 11/12/00            11/14/00         11/15/00          11/30/00
                 12/10/00            12/12/00         12/13/00          12/28/00

2001               1/8/01             1/10/01          1/11/01           1/26/01
                   2/8/01             2/12/01          2/13/01           2/28/01
                   3/9/01             3/13/01          3/14/01           3/28/01
                  4/10/01             4/12/01          4/13/01            4/2701
                  5/10/01             5/14/01          5/15/01           5/30/01
                  6/12/01             6/14/01          6/15/01           6/29/01
                  7/10/01             7/12/01          7/13/01           7/27/01
                  8/14/01             8/16/01          8/17/01           8/31/01
                   9/6/01             9/10/01          9/11/01           9/25/01
                 10/10/01            10/12/01         10/15/01          10/29/01
                 11/12/01            11/14/01         11/15/01          11/30/01
                  12/6/01            12/10/01         12/11/01          12/26/01

A. The Threshold Price and the Waiver Discount, if any, will be established three business days prior to the first day of the Pricing Period.
B. Optional cash purchases made pursuant to a Request for Waiver are due by the close of business on the last business day immediately preceding the first day of the Pricing Period.
C. The Pricing Period will be the ten consecutive Trading Days ending on the Trading Day immediately preceding the Investment Date.
D. Optional cash purchases not made pursuant to a Request for Waiver are due by the second business day preceding the Investment Date.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The fees and expenses to be paid in connection with the distribution of the securities being registered hereby are estimated as follows:

     Registration Fee...........................            $ 5,160
     Legal fees and expenses....................             25,000
     Accounting fees and expenses...............              4,000
     Printing...................................              5,000
     Miscellaneous..............................             10,000
                                                            -----------
         Total..................................            $49,160
                                                            ===========

____________________
*    Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland General Corporation Law") provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan, is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors.

     The law also provides for comparable indemnification for corporate officers and agents.

     The Registrant's Articles of Incorporation provide that its directors and officers shall, and its agents in the discretion of the Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

     The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The

Company's Articles of Incorporation contain a provision providing for elimination of the liability of its directors and officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

     Policies of insurance may be obtained and maintained by the Company under which its directors and officers will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors of officers.

ITEM 16.  EXHIBITS

     See the Exhibit Index included herewith which is incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

     (A) The undersigned hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 26th day of February, 1999.


                              ANNALY MORTGAGE MANAGEMENT, INC.

                                  /s/  Michael A.J. Farell
                              By___________________________________________
                                  Michael A.J. Farrell
                                  Chairman of the Board and Chief Executive
                                   Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Michael A.J. Farrell, Timothy J. Guba and Wellington J. St. Claire, and each acting alone, his/her lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements thereto in the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures                  Title                                Date
----------                  -----                                ----
/s/ Kevin P. Brady          Director                             February 26, 1999
--------------------------
Kevin P. Brady

/s/ Spencer I. Browne       Director                             February 26, 1999
--------------------------
Spencer I. Browne

/s/ Katherine F. Fagan      Chief Financial Officer and          February 26, 1999
--------------------------
Katherine F. Fagan          Treasurer (principal financial and
                            accounting officer)

/s/ Michael A.J. Farrell    Chairman of the Board, Chief         February 26, 1999
--------------------------
Michael A.J. Farrell        Executive Officer and Director
                            (principal executive officer)

/s/ John S. Grace           Director                             February 26, 1999
--------------------------
John S. Grace

/s/  Jonathan D. Green      Director                              February 26, 1999
--------------------------
Jonathan D. Green

/s/  Timothy J. Guba         President, Chief Operating Officer   February 26, 1999
--------------------------
Timothy J. Guba              and Director

/s/  John A. Lambiase         Director                             February 26, 1999
--------------------------
John A. Lambiase

/s/  Donnell A. Segalas       Director                             February 26, 1999
--------------------------
Donnell A. Segalas

/s/  Wellington J. St. Claire  Vice Chairman of the Board and       February 26, 1999
-----------------------------
Wellington J. St. Claire       Director

                                 EXHIBIT INDEX

Exhibit No.    Description of Document                                                    Page Number
-----------    -----------------------                                                    -----------
4.1            Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement
               on Form S-11 (Registration No. 333-32913) filed with the
               Securities and Exchange Commission on August 5, 1997).

4.2 Articles of Amendment and Restatement of the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-11
               (Registration No. 333-32913) filed with the Securities and Exchange Commission on August 5, 1997).

4.3 Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.3 to the Company's Registration Statement on Form S-
               11 (Registration No. 333-32913) filed with the Securities and
               Exchange Commission on August 5, 1997).

4.4            Specimen Common Stock Certificate (incorporated by reference to
               Exhibit 4.1 to Amendment No. 1 to the Company's Registration
               Statement on Form S-11 (Registration No. 333-32913) filed with the Securities and Exchange Commission on September 17, 1997).

5.1 Opinion of Morgan, Lewis & Bockius LLP (including consent of such firm).

8.1            Opinion of Morgan, Lewis & Bockius LLP, as to certain tax matters
               (including consent of such firm).

23.1 Consent of Morgan, Lewis & Bockius LLP (included in Exhibits 5.1 and 8.1).

23.2           Consent of Deloitte & Touche LLP.

24.1           Power of Attorney (included on page II-4).